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MICHAEL M. STEWART
DIRECT LINE (405) 235-7747                  INTERNET stewartm@crowedunlevy.com
DIRECT FAX (405) 272-5238

                                July 19, 2001


GMX RESOURCES INC.
One Benham Place
9400 N. Broadway, Suite 600
Oklahoma City, OK 73114

Gentlemen:

         We have acted as counsel to GMX RESOURCES INC. ("Company") in connection with the preparation and filing of a Registration Statement on Form SB-2, Registration Statement No. 333-63586 (the "Registration Statement"), and a related new Registration Statement (the "New Registration Statement") filed pursuant to Rule 462(b) under the Securities Act of 1933 as amended ("Act"), covering 937,500 shares (the "Shares") of Common Stock. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

         Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement and the New Registration Statement will be validly issued, fully paid and nonassessable.

         We consent to the use of our name in the Registration Statement and the New Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the New Registration Statement.

                              Respectfully submitted,

                              CROWE & DUNLEVY,
                              A Professional Corporation

                              By: /s/ Michael M. Stewart
                                  -------------------------------
                                   Michael M. Stewart